EXHIBIT 21

List of Subsidiary Companies

DJS Marketing Group, Inc.

Schenectady, NY

Authentidate, Inc.

Berkeley Heights, New Jersey

Trac Medical Solutions, Inc.

Berkeley Heights, New Jersey

Authentidate International, AG

Dusseldorf, Germany